                                                               EXHIBIT 99.(b)(2)



                               CREDIT AGREEMENT

      This Agreement is made this 12th day of February, 1999 between G & L Realty Partnership, L.P. ("Borrower") and First Professional Bank, N.A., a national banking association ("Bank").

                                    RECITAL

      Borrower wishes to borrow from Bank the sum of One Million Five Hundred Thousand and no/100 dollars ($1,500,000.00) and Bank is willing to lend such sum to Borrower on the terms and conditions herein contained.

     NOW THEREFORE, Bank and borrower agree to the premises herein contained as follows:

                           ARTICLE I -- CREDIT LINE

      SECTION 1.1 CREDIT LINE. Bank hereby agrees to loan to Borrower the principal sum of One Million Five Hundred Thousand and no/100 dollars ($1,500,000)("CREDIT LINE"),

      SECTION 1.2 PROMISSORY NOTE. The CREDIT LINE shall be evidenced by Borrower's Promissory Note dated as this Agreement substantially in the form of EXHIBIT A attached hereto ("PROMISSORY NOTE"), all terms of which are incorporated herein by this reference.

     SECTION 1.3 PREPAYMENT. Borrower may without premium prepay principal on the CREDIT LINE in the amount of One Thousand and no/100 Dollars ($1,000.00) or integral multiples thereof, to be applied on the most remote installment then unpaid.

      SECTION 1.4 PURPOSE. The proceeds of the CREDIT LINE shall be used to pay dividends pending refinance of properties specified on Advance Request Forms. Each advance request must be accompanied by a formal Advance Request Form identifying the amount of the advance and the estimated date and exact source of repayment, along with documentation identifying properties in process of refinance.

      SECTION 1.5 SECURITY This CREDIT LINE is unsecured. However, Borrower agrees to allow Bank to immediately place a demand into escrow on any properties being refinance or sold, at any time, upon Bank's request in order to secure repayment.

     SECTION 1.6 COMPENSATING BALANCES. Borrower shall maintain with Bank a depository relationship consistent with that at time of funding.

     SECTION 1.7 USAGE EVALUATION. Borrower shall be subject to an annual usage evaluation in which Borrower's usage on the credit line during the past 12 month period will be evaluated to assess compliance with the facility's revolving structure. Accordingly, Borrower must make regular advances and reductions on the CREDIT LINE.

                  ARTICLE II--REPRESENTATIONS AND WARRANTIES

     Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement:

     SECTION 2.1 LEGAL STATUS. Borrower is a limited partnership duly organized and existing under the laws of the State of California and is qualified to do business in all jurisdictions in which it conducts its business.

     SECTION 2.2 NO VIOLATION. The making and performance by Borrower of this Agreement does not violate any provision of law, or result in a breach of or constitute a default under any agreement, indenture of other instrument to which Borrower is a party or by which Borrower may be bound.

     SECTION 2.3 AUTHORIZATION. This Agreement has been duly authorized, executed and delivered, and is a valid and binding agreement of Borrower; and the Promissory Note to be issued hereunder by Borrower upon its execution and delivery, in accordance with the provisions of this Agreement, will be a valid and binding obligation of Borrower in accordance with its terms.

     SECTION 2.4 LITIGATION. There are no pending or threatened actions or proceedings before court or administrative agency which may adversely affect the financial condition of Borrower other than those heretofore disclosed by Borrower to Bank in writing.

     SECTION 2.5 CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of G&L Realty Corp. dated September 30, 1998 heretofore delivered by Borrower to Bank presents fairly the financial condition of Borrower, and has been prepared in accordance with generally accepted accounting principals consistently applied. As of the date of such financial statement, and since such date, there has been no material adverse change in the condition or operation of Borrower, nor has borrower mortgaged, pledged or granted a security interest in or encumbered any of Borrower's assets or properties since such date.

     SECTION 2.6 NO SUBORDINATION. The obligations of Borrower under this Agreement or the Promissory Note are not subordinated in right of payment to any obligation of Borrower.

                      ARTICLE III -- CONDITIONS PRECEDENT

    The obligation of Bank to make the CREDIT LINE, or any portion thereof, is subject to the fulfillment of the following conditions:

    SECTION 3.1 COMPLIANCE. The representations and warranties contained herein shall be true on and as of the date of the signing of this Agreement with the same effect as though such representations and warranties had been made on and as of such date, and on such date, no event of default as defined in Articles VI hereof ("Event(s) of Default") and no condition, event or act which, with the giving of notice or the lapse of time or both would constitute an Event of Default, shall have occurred and be continuing or shall exist.

    SECTION 3.2 DOCUMENTATION. Borrower shall have delivered to Bank in form and substance satisfactory to Bank the following described documents duly executed;

    A) This Agreement and Promissory Note
    B) Disbursement Request and Authorization
    C) Corporate Resolution to Guarantee
    D) Partnership Borrowing Authorization
    E) Corporate Partnership Resolution
    F) Commercial Guaranty

                      ARTICLE IV -- AFFIRMATIVE COVENANTS

    Borrower covenants that so long as Borrower is indebted to Bank under this Agreement, and until the payment in full of the Promissory Note issued hereunder, Borrower will:

    SECTION 4.1 PUNCTUAL PAYMENT. Punctually pay the interest and principal or the Promissory Note at the times and place and in the matter specified in the Promissory Note.

    SECTION 4.2 ACCOUNTING RECORDS. Maintain adequate books and accounts in accordance with generally accepted accounting principals consistently applied, and permit any representative of the Bank, at any reasonable time, to inspect, audit and examine such books and inspect the properties of Borrower.

    SECTION 4.3 FINANCIAL STATEMENTS. Furnish Bank:

    a) Within 15 days of filing with the Securities Exchange Commission, quarterly 10-Q and annual 10-K filing on G&L Realty Corp.

    b) From time to time such other information as Bank may reasonably request.

    SECTION 4.4 EXISTENCE. Preserve and maintain its existence and all of its rights, privileges and franchises; conduct its business in an orderly, efficient, and regular manner, and comply with the requirements of all applicable laws, rules, regulations and orders of a governmental authority.

    SECTION 4.5 INSURANCE. Maintain and keep in force insurance of the type and in amounts customarily carried in lines of business similar to Borrower's, including but not limited to fire, public liability, property damage, workmen's compensation, carried with companies and in amounts satisfactory to Bank and where requested by Bank naming Bank as loss payee of such insurance; and Borrower shall deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

    SECTION 4.6 FACILITIES. Keep all Borrower's properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals, and replacements thereto so that Borrower's properties shall be fully and efficiently preserved and maintained.

    SECTION 4.7 TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments, taxes real and personal, including federal and state income taxes, except such as Borrower may in good faith contest or as to which a bonafide dispute may arise; provided provision is made to the satisfaction of Bank for eventual payment thereof in the event that it is found that the same is an obligation of Borrower.

    SECTION 4.8 LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) which is not covered by appropriate insurance coverage then in effect.

    SECTION 4.9 NOTICE TO BANK. Promptly give notice in writing to Bank in the event of:

    a) The occurrence of any event of default.
    b) Any change in name of Borrower, and in the case of an organization, any change in name, identity or corporate structure.
    c) Any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $250,000.00 which is not covered by applicable insurance.

                        ARTICLE V -- NEGATIVE COVENANTS

                                    2 of 4

     Borrower further covenants that so long as Borrower is indebted to Bank under this Agreement and until payment in full of the Promissory Note issued hereunder, Borrower will not without prior written consent of Bank, which shall not unreasonably be withheld:

     SECTION 5.1 USE OF FUNDS. Use any of the proceeds of the Promissory Note except for the purpose(s) stated in Section 1.4.

     SECTION 5.2 CAPITAL EXPENDITURE LIMITATION. Incur obligations for capital expenditures by Borrower in excess of (not applicable).

     SECTION 5.3 LEASE EXPENDITURES. Incur obligations for the lease or hire of real or personal property by Borrower in excess of (not applicable).

     SECTION 5.4 OTHER INDEBTEDNESS. Create, incur or permit to exist any liabilities resulting from borrowings, loans or advances, whether secured or unsecured, except short term borrowings from Bank and the liabilities of Borrower to Bank for money borrowed hereunder and indebtedness reflected on Borrower's financial statements previously provided to Bank and except for loans secured by real property which are taken in the normal course of Borrower's business.

     SECTION 5.5 MERGER, CONSOLIDATION, SALE OF ASSETS. Merge into or consolidate with any corporation or other entity, or acquire all or substantially all of the assets of any other corporation or entity, or sell, lease, assign, transfer or otherwise dispose of all or substantially all of Borrower's assets.

     SECTION 5.6 GUARANTEES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments in the ordinary course of business) or accommodation endorser or otherwise for the debt or obligations of any person or entity.

     SECTION 5.7 LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in, any person or entity including but not limited to any loans to shareholders or officers of Borrower except for loans routinely made in the course of Borrower's real estate business.

                          ARTICLE VII - MISCELLANEOUS

     SECTION 7.1 WAIVER. No delay or failure of Bank, or any holder of the Promissory Note, in exercising any right, power or privilege hereunder shall affect such right, power or privilege; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege act as a waiver of such right, power or privilege. The rights and remedies of Bank hereunder are cumulative and not exclusive. Any waiver, permit, consent or approval of any kind by Bank, or any holder of the Promissory Note, of any breach or default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing.

     SECTION 7.2 NOTICES. All notices, requests and demands given to or made upon the respective parties shall be deemed to have been given or made when deposited in the mail, postage prepaid, and addressed as follows:

               Borrower:     G&L Realty Partnership, L.P.
                             439 Bedford Drive
                             Beverly Hills, CA 90210
                             Attn:  Steve Lebowitz,
                             Dan Gottlieb, or George Nagler

               Bank:         First Professional Bank, N.A.
                             606 Broadway
                             Santa Monica, CA 90401
                             Attn:  Loan Department

     SECTION 7.3 ATTORNEY'S FEES. Borrower, will reimburse Bank for all costs, expenses and reasonable attorney's fees expended or incurred by Bank in enforcing this Agreement, in actions for declaratory relief in any way related to this Agreement, or in collecting any sum which becomes due the Bank on the Note.

     SECTION 7.4 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties, provided however, that this Agreement may not be assigned by Borrower without the prior written consent of Bank. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank's rights and benefits under this Agreement, the Promissory Note or collateral documents relating thereto. In connection therewith Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to the Loan, the Borrower or its business, or any collateral required hereunder.

     SECTION 7.5 AMENDMENT MODIFICATION. This Agreement may be amended or modified only in writing signed by both Bank and Borrower.

     SECTION 7.6 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent so such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

                                    3 of 4

     SECTION 7.7 CALIFORNIA LAW APPLICABLE. This Agreement and the Promissory Note shall be governed by and construed in accordance with the laws of the State of California.
     SECTION 7.8 COMPLETE AGREEMENT. Borrower acknowledges that this Agreement sets forth the entire understanding between the Bank and Borrower and that the Bank has made no commitment to extend or renew the Loan beyond the maturity date of the Promissory Note or to extend other or further financial accommodations to Borrower.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first written above.


G&L Realty Partnership, L.P.           First Professional Bank, N.A.
by:                                    by:



/s/ Steven D. Lebowitz
G&L Realty Corp., General Partner      Linda Flintzer, Senior Vice President
Steven D. Lebowitz, President


by:



G&L Realty Corp., General Partner
George Nagler, Secretary

                                    4 of 4